SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2009

SILICON GRAPHICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10441	94-2789662
(Commission File Number)	(IRS Employer Identification No.)

1140 East Arques Ave. Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 524-1980

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 3, 2009, the United States Bankruptcy Court for the Southern District of New York (the “Court”) entered an “Interim Order Establishing Notification and Hearing Procedures for Trading in Equity Securities” (the “Order”) regarding the common stock of Silicon Graphics, Inc. (the “Company”). Under the terms of the Order, among other things, any person or entity that beneficially owns 553,000 or more shares of the Company’s common stock (a “Substantial Shareholder”) must file advance written notice with the Court and the Company prior to increasing or decreasing the amount of the Company’s common stock that the Substantial Shareholder beneficially owns. Upon receipt of this notice, the Company shall have 30 calendar days to file an objection to the transfer of shares with the Court. If the Company does not file an objection within this 30-day period, the Substantial Shareholder may proceed with the transfer. If an objection is filed, the transfer will not be effective unless approved by a final and nonappealable order from the Court. The Company may file an objection only on the grounds that the transfer will adversely affect the Company’s ability to preserve their net operating losses or certain other tax attributes.

A hearing to consider entry of this Order as a final order shall be heard before the Court on April 24, 2009, at 10 a.m. EDT. Objections to entry of the final order must be served as specified in the attached Order.

The above description of the Order is not complete; the complete text of the Order is incorporated herein by reference and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1: Interim Order Establishing Notification and Hearing Procedures for Trading in Equity Securities, dated April 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date: April 6, 2009	By:	/s/ Gregory S. Wood
	Name:	Gregory S. Wood
	Title:	Senior Vice President and Chief Financial Officer